Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
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                              Internet www.phjw.com


                                  July 21, 2000


(415) 835-1600
28372.87073


Rochdale Investment Trust
570 Lexington Avenue
New York, New York 10022

     Re: ROCHDALE INVESTMENT TRUST

Ladies and Gentlemen:

     We have acted as counsel to Rochdale Investment Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendments"), relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the "Shares") of five series of the Trust: the Rochdale Structured Large Growth Portfolio, the Rochdale Structured Large Value Portfolio, the Rochdale Structured Mid/Small Growth Portfolio, the Rochdale Structured Mid/Small Value Portfolio, and the Rochdale Intermediate Fixed-Income Portfolio (the "Funds").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

     (a) the Trust's Certificate of Trust, as filed with the Secretary of State of Delaware on March 10, 1998, (the "Certificate of Trust") certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (b) the Trust's Agreement and Declaration of Trust dated March 10, 1998 (the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (c) the By-Laws of the Trust dated March 10, 1998, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (d) resolutions of the Trustees of the Trust adopted at meetings on November 16, 1999, and January 25, 2000, authorizing the establishment of the Funds and the issuance of their Shares;

     (e)  the Post-Effective Amendments; and

     (f) a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in The Delaware Law of Corporations and Business Organizations (Aspen Law & Business, 1999 and Supp. 2000) as updated on Lexis on July 9, 2000. We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that: (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Funds' Prospectus, included in the Post-Effective Amendment, and in accordance with the Agreement and Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with; it is our opinion that the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you solely in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or may any other person, firm, corporation or other entity rely on this opinion, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.


                                     Very truly yours,

                                     /s/ Paul, Hastings, Janofsky & Walker LLP